EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2011 Third Quarter Results

STAMFORD, Conn., Aug. 3, 2011 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2011 third quarter and the nine-month period ended June 30, 2011.

For the fiscal 2011 third quarter, Star reported a 40 percent increase in total revenues to $246.8 million, compared to total revenues of $176.8 million in the prior year period, driven by higher selling prices and an increase in volume. Petroleum selling prices rose in response to an increase in wholesale product cost, while home heating oil and propane volume increased by 26 percent versus the fiscal 2010 third quarter due to the impact of 24 percent colder temperatures and the additional volume provided by acquisitions, somewhat offset by net customer attrition.

During the three-month period ended June 30, 2011, the operating loss increased $14.4 million to $28.3 million, as an increase in product gross profit of $7.2 million and an improvement in net service and installation of $1.0 million was more than offset by a non-cash change in the fair value of derivative instruments of $14.0 million and by higher operating expenses (including depreciation and amortization) of $8.6 million. Operating costs rose due to acquisitions, increases in the reserves for doubtful accounts and insurance, as well as the weather-related increase in volume. The Partnership reported a net loss of $18.2 million, $8.2 million greater than the net loss reported in the fiscal 2010 third quarter. The Adjusted EBITDA loss was unchanged at $7.5 million.

"During another volatile time in the oil markets, we saw a rise in revenue due as much to product pricing as to the weather-related increase in demand and the impact of recent acquisitions," said Dan Donovan, Star Gas Partners Chief Executive Officer. "Current oil prices are much higher when compared to this time last year, which is proving to be a challenge for both us and our customers. That said, we have maintained a steadfast discipline of providing dedicated customer service to minimize attrition no matter what the economic climate."

For the nine months ended June 30, 2011, Star reported a 33 percent increase in total revenues to $1.4 billion, as the impact of acquisitions, 9 percent colder temperatures, and higher wholesale product costs was slightly reduced by net customer attrition. Excluding acquisitions, home heating oil margins were virtually unchanged from the prior period.

Operating income for the first nine months of fiscal 2011 increased by $15.4 million to $103.3 million, as a $41.6 million increase in product gross profit, a $5.1 million favorable non-cash change in the fair value of derivatives, and a $2.4 million improvement in service profitability was partially offset by higher operating expenses (including depreciation and amortization) of $33.6 million.

The Partnership reported net income of $51.0 million for the nine months ended June 30, 2011, an increase of $8.5 million as compared to net income of $42.5 million for the nine months ended June 30, 2010.

Adjusted EBITDA increased $12.9 million to $106.2 million for the nine months ended June 30, 2011, as compared to $93.3 million for the nine months ended June 30, 2010. The higher results reflect the impact of colder temperatures and a $17.1 million change in Adjusted EBITDA provided by fiscal 2010 and 2011 acquisitions, somewhat offset by net customer attrition in the base business, higher delivery and branch expenses attributable to the numerous snowstorms in Star's marketing areas, an increase in bad debt expense and credit card processing fees due to the increase in sales (driven largely by the increase in wholesale product cost), and an increase in insurance expense due in part to the severe winter weather.

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, the (increase)/decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;

  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

Conference Call: Star Gas management will host a webcast and conference call Thursday, August 4 at 11:00 a.m. (ET). The webcast is available at www.star-gas.com/events.cfm and at www.vcall.com. The Conference call dial-in is 888-335-0893 (or 970-315-0470 for international callers).

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com where unitholders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions; and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 and its Annual Report on Form 10-K for the year ended September 30, 2010, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

 (Financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2011	September 30, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 50,537	$ 61,062
Receivables, net of allowance of $11,674 and $5,443, respectively	153,809	70,443
Inventories	60,391	66,734
Fair asset value of derivative instruments	10,306	7,158
Current deferred tax asset, net	7,022	20,247
Prepaid expenses and other current assets	20,687	21,219
Total current assets	302,752	246,863

Property and equipment, net	44,475	44,712
Goodwill	198,953	199,052
Intangibles, net	53,705	58,894
Long-term deferred tax asset, net	13,451	26,551
Deferred charges and other assets, net	10,423	6,436
Total assets	$ 623,759	$ 582,508

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 14,111	$ 16,626
Fair liability value of derivative instruments	--	1,586
Accrued expenses and other current liabilities	82,936	68,854
Unearned service contract revenue	40,696	40,110
Customer credit balances	23,429	68,762
Total current liabilities	161,172	195,938

Long-term debt	124,241	82,770
Other long-term liabilities	21,600	23,889

Partners' capital
Common unitholders	342,627	307,092
General partner	378	290
Accumulated other comprehensive loss, net of taxes	(26,259)	(27,471)
Total partners' capital	316,746	279,911
Total liabilities and partners' capital	$ 623,759	$ 582,508

(Tables follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2011	2010	2011	2010

Sales:
Product	$ 198,450	$ 130,168	$ 1,289,870	$ 942,646
Installations and service	48,322	46,593	148,268	134,666
Total sales	246,772	176,761	1,438,138	1,077,312
Cost and expenses:
Cost of product	154,379	93,345	975,205	669,573
Cost of installations and service	40,760	40,066	139,457	128,255
(Increase) decrease in the fair value of derivative instruments	16,323	2,324	(10,844)	(5,770)
Delivery and branch expenses	53,828	45,076	201,764	169,770
Depreciation and amortization expenses	4,420	4,083	13,696	11,179
General and administrative expenses	5,328	5,748	15,516	16,447
Operating income (loss)	(28,266)	(13,881)	103,344	87,858
Interest expense	(3,918)	(3,103)	(12,457)	(11,258)
Interest income	2,018	1,421	3,791	2,750
Amortization of debt issuance costs	(618)	(660)	(2,044)	(1,988)
Loss on redemption of debt	--	--	(1,700)	(1,132)
Income (loss) before income taxes	(30,784)	(16,223)	90,934	76,230
Income tax expense (benefit)	(12,587)	(6,232)	39,892	33,681
Net income (loss)	$ (18,197)	$ (9,991)	$ 51,042	$ 42,549
General Partner's interest in net income (loss)	(88)	(47)	247	194
Limited Partners' interest in net income (loss)	$ (18,109)	$ (9,944)	$ 50,795	$ 42,355

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.27)	$ (0.14)	$ 0.76	$ 0.60
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	--	0.10	0.07
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.27)	$ (0.14)	$ 0.66	$ 0.53

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	67,078	69,469	67,078	70,819

(Supplemental information follows)

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended June 30,
(in thousands)	2011	2010

Net loss	$ (18,197)	$ (9,991)
Plus:
Income tax benefit	(12,587)	(6,232)
Amortization of debt issuance cost	618	660
Interest expense, net	1,900	1,682
Depreciation and amortization	4,420	4,083
EBITDA from continuing operations	(23,846)	(9,798)

(Increase) / decrease in the fair value of derivative instruments	16,323	2,324
Adjusted EBITDA	(7,523)	(7,474)

Add / (subtract)
Income tax benefit	12,587	6,232
Interest expense, net	(1,900)	(1,682)
Provision for losses on accounts receivable	2,220	1,088
Decrease in accounts receivables	121,016	93,573
Increase in inventories	(20,989)	(565)
Increase in customer credit balances	6,717	8,673
Change in deferred taxes	(12,394)	(5,420)
Change in other operating assets and liabilities	(16,116)	(4,130)
Net cash provided by operating activities	$ 83,618	$ 90,295

Net cash used in investing activities	$ (5,575)	$ (68,555)

Net cash used in financing activities	$ (39,326)	$ 31,362

Home heating oil and propane gallons sold	44,300	35,100

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Nine Months Ended June 30,
(in thousands)	2011	2010

Net income	$ 51,042	$ 42,549
Plus:
Income tax expense	39,892	33,681
Amortization of debt issuance cost	2,044	1,988
Interest expense, net	8,666	8,508
Depreciation and amortization	13,696	11,179
EBITDA from continuing operations	115,340	97,905

(Increase) / decrease in the fair value of derivative instruments	(10,844)	(5,770)
Loss on redemption of debt	1,700	1,132
Adjusted EBITDA	106,196	93,267

Add / (subtract)
Income tax expense	(39,892)	(33,681)
Interest expense, net	(8,666)	(8,508)
Provision for losses on accounts receivable	10,093	6,570
Increase in accounts receivables	(92,107)	(41,717)
Decrease in inventories	6,846	1,871
Decrease in customer credit balances	(45,525)	(44,425)
Change in deferred taxes	25,464	30,368
Change in other operating assets and liabilities	18,517	10,502
Net cash provided by (used in) operating activities	$ (19,074)	$ 14,247

Net cash used in investing activities	$ (10,019)	$ (71,187)

Net cash provided by (used in) financing activities	$ 18,568	$ (94,269)

Home heating oil and propane gallons sold	335,800	288,800
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or
         cwitty@darrowir.com